Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

    PRESS RELEASE

InfraREIT Comments on SEC Filing by Related Party

DALLAS, TEXAS, June 8, 2015—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today announced that its shareholder Hunt Consolidated, Inc. (“Hunt”) had filed an amendment to Hunt’s Schedule 13D with the Securities and Exchange Commission (“SEC”). The amendment updated Hunt’s disclosure related to the purpose of its ownership position in the Company and disclosed the commencement of discussions regarding potential business combinations involving the Company. Hunt has informed the Company that it believes its SEC filing is required under applicable securities laws. InfraREIT has not received a proposal regarding any potential combination and does not intend to comment further on today’s filing by Hunt.

Among other things, the amendment to Hunt’s Schedule 13D:

•	Described Hunt’s involvement in the bankruptcy proceedings of Energy Future Holdings Corp. (“EFH”) in connection with the potential acquisition (an “Acquisition”), directly or indirectly, of all or substantially all of the equity interests in Oncor Electric Delivery Company, LLC (“Oncor”), which is a regulated company engaged in electricity transmission and distribution activities in the State of Texas.

•	Indicated that Hunt is involved in discussions with EFH related to an Acquisition by one or more entities that may be owned by Hunt and, potentially, certain other investors who may provide equity financing in connection with an Acquisition. In addition, Hunt’s Schedule 13D noted that Hunt had submitted certain proposals to the EFH debtors relating to an Acquisition, which proposals contemplate that Oncor would be restructured in a manner such that it would be able to operate within a real estate investment trust structure.

•	Highlighted the uncertainties related to Hunt’s proposals, including Hunt’s belief that the EFH debtors are also engaged with other parties regarding a possible acquisition of Oncor and other alternative plan structures, the fact that Hunt did not yet have definitive agreements with potential investors regarding equity investments in connection with an Acquisition and the fact that the consummation of an Acquisition would likely require, among other regulatory approvals, the approval of the Public Utility Commission of Texas.

•	Noted that, notwithstanding these uncertainties, Hunt had determined, based on recent discussions with certain potential equity investors, that it is appropriate for discussions to commence with the conflicts committee of the Company’s board of directors (“Conflicts Committee”) regarding a possible business combination involving Oncor and InfraREIT in the event of a successful Acquisition.

•	Noted that such a business combination could take the form of a merger or other transaction or series of transactions such that the combined company and its subsidiaries would ultimately own both the existing assets of InfraREIT and all or a substantial portion of the real property transmission and distribution assets of Oncor.

•	Indicated that any such business combination, if agreed to by the parties, would require authorization by the Conflicts Committee, would likely require the approval of the stockholders of the Company and would be subject to numerous conditions, including the closing of an acquisition of Oncor by Hunt and other equity investors.

The Conflicts Committee has informed the Company that it intends to carefully consider any potential transactions involving Oncor and the Company, if and when any proposal is made to the Conflicts Committee.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas and managed by the Ray L. Hunt family) and the Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR”. Additional information on InfraREIT, Inc. is available at http://www.InfraREITInc.com.

Forward-Looking Disclosure Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements give the current expectations of the Company’s management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include the Company’s expectations regarding an acquisition by Hunt or potential investors of equity interests in Oncor or any possible subsequent transaction involving the Company and Oncor and any discussions or proposals related thereto. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the following: (a) a determination by Hunt or potential equity investors not to engage in or continue discussions or to make any proposal with respect to a transaction with the Company, (b) the execution by the EFH debtors of a definitive agreement regarding an acquisition of Oncor with a third party other than Hunt, (c) events or developments that would prevent or restrict acquisition of Oncor within a certain timeframe, or at all, including the risk that required regulatory approvals would not be obtained, and (d) events or developments that would prevent or restrict the Company from successfully negotiating the nature of or terms applicable to a possible transaction involving Oncor and the Company.

Any forward-looking statement made by the Company in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc., 214-855-6748

For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc., 214-978-8534